UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 1, 2020

Jones Soda Co.
(Exact Name of Registrant as Specified in Charter)

Washington	0-28820	52-2336602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

66 South Hanford Street, Suite 150, Seattle, Washington 98134
(Address of Principal Executive Offices) (Zip Code)

(206) 624-3357
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, no par value

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)        Appointment of Mark Murray as Chief Executive Officer and President.

On December 2, 2020, Jones Soda Co. (the “Company”) announced that Mark Murray has been appointed to serve as the Company’s Chief Executive Officer and President, effective as of December 1, 2020.  As previously disclosed in a Current Report on Form 8-K filed on September 8, 2020 (the “September 8-K”), Mr. Murray has been serving as the Company’s President since September 1, 2020.  Mr. Murray was previously providing consulting services to the Company from May 2020 to September 2020, for which he has been paid an aggregate amount of $75,000 in consulting fees by the Company.

As previously disclosed in the September 8-K, prior to working with the Company, Mr. Murray was most recently the President of JGC Food Company (“JGC”), a position he held from 2017 to May 2019, and was previously the VP of Sales and Marketing of JGC from 2013 to 2017. He was the VP of Sales of Harry’s Fresh Foods from 2011 and 2013 and VP of National Accounts of Solo Cup Company from 2008 to 2011.  Previous to 2008, Mr. Murray held numerous other roles in Sales and Marketing, including a 22-year career with Kraft Foods. Mr. Murray received a Bachelor of Arts, Marketing, from Michigan State University.

In connection with his appointment as Chief Executive Officer and President, the Company and Mr. Murray entered into an amended and restated employment letter agreement pursuant to which Mr. Murray will serve as the Company’s Chief Executive Officer and President on an at-will basis at an annual salary of $275,000.  Mr. Murray is eligible to earn an additional $100,000 for 2021 as a cash bonus pursuant to a bonus plan to be established by the Company’s Compensation Committee and approved by the Board of Directors, which bonus plan will be based on the Company’s 2021 performance.  In addition, as previously disclosed in a Current Report on Form 8-K filed on November 5, 2020, Mr. Murray was granted non-qualified stock options for the purchase of (i) 100,000 shares of the Company’s common stock, which were immediately vested as of the date of grant, and (ii) 400,000 shares of the Company’s common stock, which vest as follows:  1/4th of the shares subject to the option shall vest on the one-year anniversary of the date of grant and an additional 1/48th of the shares subject to the option shall vest on a monthly basis thereafter for a period of 48 months (subject to Mr. Murray’s continuous service with the Company).   The stock options are subject to the Company’s 2011 Incentive Plan and the Company’s standard non-qualified stock option agreement, which have been previously filed by the Company with the Securities and Exchange Commission.  The foregoing description of the terms of the amended and restated employment letter agreement is qualified in its entirety by reference to the amended and restated employment letter agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

As previously disclosed in the September 8-K, there are no arrangements or understandings between Mr. Murray and any other persons pursuant to which Mr. Murray was selected as the Company’s Chief Executive Officer and President. Mr. Murray does not have any family relationship with any director or executive officer of the Company, or any person nominated or chosen to become a director or executive officer of the Company, and except as described above, there are no applicable transactions that would require disclosure under Item 404(a) of Regulation S-K.

Jamie Colbourne, who was previously serving as the Company’s Interim Chief Executive Officer and Acting Principal Financial Officer pursuant to a consulting agreement, shall no longer serve as the Company’s Interim Chief Executive Officer effective as of December 1, 2020, but shall continue to serve as the Company’s Acting Principal Financial Officer and as a member of the Company’s Board of Directors.  Mr. Colbourne’s consulting agreement has terminated by mutual agreement effective as of December 1, 2020, and Mr. Colbourne shall be eligible to participate in the Company’s previously disclosed policy for issuing equity compensation for non-employee director service.

On December 2, 2020, the Company issued a press release announcing Mr. Murray’s appointment as Chief Executive Officer and President. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.      Description

10.1     Amended and Restated Employment Letter Agreement between the Company and Mark Murray dated effective December 1, 2020

99.1     Press Released dated December 2, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

Date: December 2, 2020	By:	/s/ MARK MURRAY
Mark Murray
Chief Executive Officer and President